Exhibit I

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Class A Ordinary Share, $0.0001 par value of Gesher Acquisition Corp. II, beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Tenor Capital Management Company, L.P.

Signature:	/s/ Robin Shah

Name/Title:	Robin Shah, Managing Member of its general partner, Tenor Management GP, LLC

Date:	March 28, 2025

Tenor Opportunity Master Fund, Ltd.

Signature:	/s/ Robin Shah

Name/Title:	Robin Shah, Authorized Signatory

Date:	March 28, 2025

Robin Shah

Signature:	/s/ Robin Shah

Name/Title:	Robin Shah

Date:	March 28, 2025